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                                                                     Exhibit (9)














                            ADMINISTRATION AGREEMENT

                                     BETWEEN

                 INVESTMENT SERVICES FOR EDUCATION ASSOCIATIONS

                                       AND

                         CADRE FINANCIAL SERVICES, INC.

                            DATED AS OF JULY 1, 1997

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                                TABLE OF CONTENTS



Recitals...............................................................1

                                    ARTICLE I
                              DELIVERY OF DOCUMENTS

Section 1.01  Documents Delivered......................................1

                                   ARTICLE II
                             APPOINTMENT, DUTIES AND
                          COMPENSATION AS ADMINISTRATOR

Section 2.01  Appointment as Administrator..............................2
Section 2.02  Services and Duties as Administrator......................3
Section 2.03  Compensation as Administrator.............................5
Section 2.04  Organization and Establishment Costs of Account...........6


                                   ARTICLE III
                                    EXPENSES

Section 3.01  Expenses Paid by the Administrator........................6
Section 3.02  Expenses Paid by the Fund.................................6


                                   ARTICLE IV
                            LIMITATIONS OF LIABILITY

Section 4.01  Administrator's Liability Limitation......................7
Section 4.02  Fund's Liability Limitation...............................8

                                    ARTICLE V
                            DURATION AND TERMINATION

Section 5.01  Term of Agreement.........................................8



                                   ARTICLE VI
                            CONSULTATION AND RELIANCE
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Section 6.01  Consultation with Counsel.................................9
Section 6.02  Reliance on Certificates..................................9




                                   ARTICLE VII
                                  MISCELLANEOUS


Section 7.01  Certain Relationships....................................10
Section 7.02  Certain Restrictions.....................................10
Section 7.03  Third Parties............................................10
Section 7.04  Amendments...............................................11
Section 7.05  Captions.................................................11
Section 7.06  Severability.............................................11
Section 7.07  Binding Effect...........................................11
Section 7.08  Notices..................................................11
Section 7.09  Entire Agreement.........................................12
Section 7.10  Applicable Law...........................................12
Section 7.11  Enforcement and Waiver...................................12
Section 7.12  Authorization............................................13
Section 7.13  Counterparts.............................................13
Section 7.14  Books and Records
Section 7.15  Effectiveness............................................13

Execution..............................................................14
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                 INVESTMENT SERVICES FOR EDUCATION ASSOCIATIONS

                            ADMINISTRATION AGREEMENT

         This Agreement, made as of the 1st day of July, 1997, by and between the Investment Services for Education Associations Trust, a Delaware business trust (the "Fund"), and Cadre Financial Services Inc., a New York corporation ("Cadre" or the "Administrator").

         WHEREAS, the Fund desires to avail itself of the experience, resources, advice and assistance of Cadre and to have Cadre undertake the duties and responsibilities hereinafter set forth, on behalf and subject to the supervision of the Board of Trustees of the Fund, as provided herein; and

         WHEREAS, Cadre is willing to undertake to render such services, subject to the supervision of the Board of Trustees, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged and intending to be legally bound hereby the parties hereto agree as follows:

                        ARTICLE I. DELIVERY OF DOCUMENTS

         Section 1.01. Documents Delivered. Except as herein otherwise provided, the Fund has delivered, or will cause to be delivered, to Cadre properly certified or authenticated copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:


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                (a) Amended and Restated Agreement of Trust of the Fund, dated as of December 11, 1996, (such document, as presently in effect and as the same may be amended from time to time, is herein called the "Declaration of Trust");

                (b) By-laws of the Fund (such By-laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

                (c) Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of Cadre as the Administrator of the Fund and approving the form of this Agreement;

                (d) Prospectus of the Fund (such Prospectus in its present form and as the same may be amended or supplemented from time to time, is herein called the "Prospectus"); and

                (e) A certificate of the Secretary of the Fund setting forth the names and specimen signatures of the individuals authorized at the time of delivery of such certificate to act on behalf of the Fund in connection with matters arising hereunder.

                       ARTICLE II. APPOINTMENT, DUTIES AND
                          COMPENSATION AS ADMINISTRATOR

         Section 2.01. Appointment as Administrator. The Fund, hereby appoints Cadre as the Administrator of the Fund on the terms and for the period set forth in this Agreement, and Cadre hereby accepts such appointment and agrees to perform the services and duties of the Administrator set forth in Section 2.02 hereof for the compensation provided in Section 2.03 hereof.


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         Section 2.02 Services and Duties as Administrator. Subject to the
supervision of the Board of Trustees of the Fund, the Administrator:

                (a) shall assist in supervising all aspects of the Fund's operations, other than (i) its investment operations which are to be managed by the Fund's adviser pursuant to the investment advisory agreement, (ii) the marketing of Shares of the Fund, which is to be performed by the Fund's distributor pursuant to the distribution agreement, and (iii) those operations which are to be managed by the Fund's custodian pursuant to the custodian agreement (as each of such Agreements are now in effect and as the same may hereafter be amended from time to time);

                (b) shall act, in performing is duties as Administrator, in conformity with the Declaration of Trust, the By-Laws and the Prospectus of the Fund and with the instructions, guidelines, procedures and directions of the Board of Trustees of the Fund and shall conform to, and comply with, all applicable federal and state laws and regulations;

                (c) shall furnish the Fund, at the sole expenses of the Administrator, with the services of such persons competent to perform such administrative and clerical functions as may be necessary from time to time in order to provide effective administration of the Fund and maintain or provide for the maintenance of such accounts, books and records as are requested by the Board of Trustees of the Fund;

                (d) shall arrange for the preparation on behalf of the Fund of any and all required tax returns of the Fund and reports to the Fund's Shareholders and the periodic updating of the Prospectus;


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           (e) shall furnish the Fund, at the sole expense of the Administrator, with adequate office space and utilities and all necessary office equipment and related services;

           (f) shall determine the per Share net asset value of each Shareholder's account in the Fund on a daily basis;

           (g) shall provide written confirmation of each investment and withdrawal by a Shareholders (except to the extent confirmation of a withdrawal is given by delivery to the Shareholders of a cancelled check relating thereto);

           (h) shall hold itself available to receive and process, on behalf of the Fund, applications and registrations from investors desiring to become Shareholders of the Fund;

           (i) shall service all Shareholders accounts in the Fund by, inter alia, answering inquiries during normal business hours from Shareholders concerning the status of their respective accounts in the Fund;

           (j) shall advise the Board of Trustees from time to time, as requested by the Board of Trustees, regarding methods of seeking and obtaining additional Shareholders in the Fund;

           (k) shall, at least once each quarter, provide the Board of Trustees with a detailed evaluation of the performance of the Fund based upon such factors as the Administrator shall deem appropriate in light of its knowledge and experience;

           (l) shall furnish each Shareholder with monthly statement(s) of its account(s) in the Fund;

           (m) shall, each fiscal quarter, furnish each Shareholder with a copy of the Fund's financial statements for the fiscal quarter most recently ended;


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          (n) shall keep and maintain all financial accounts and records (other than those required to be maintained by the Fund's Custodian);

          (o) shall compile data for, and other than the Fund's Registration Statement on Form N-1A, prepare for execution and file other reports or other documents required by Federal, state and other applicable laws and regulations (other than those required to be filed by the Fund's Custodian);

          (p) shall develop compliance procedures and monitor compliance for the Fund, including without limitation, compliance with applicable law and regulations, and the Fund's investment objectives, policies and restrictions;

          (q) shall provide the Fund with transfer agency services;

          (r) determine, together with the Fund's Board of Trustees, the jurisdictions in which the Fund's shares shall be registered or qualified for sale or where notices are available and, in connection therewith, the Administrator shall be responsible for the maintenance of the registration or qualification of shares for sale or such notices under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Fund as a dealer or broker, if applicable, shall be made by the Fund; and

          (s) assist to the extent requested by the Fund and its outside counsel with the preparation of the Fund's Registration Statement on Form N-1A or any replacement therefor.

         Section 2.03 Compensation as Administrator. For the services to be rendered and the duties to be assumed by the Administrator pursuant to Section
2.02 of this Agreement, the Fund will pay to the Administrator, and the Administrator agrees to accept, as full


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compensation therefor a fee equal to an annual rate of 15 basis points (.15% of the Fund's average daily net assets).

         Section 2.04. Organization and Establishment Costs of Account. The Fund agrees to reimburse the Administrator for those costs of organizing and establishing the Fund once the Fund balance exceeds twenty five million ($25,000,000) for thirty consecutive days. In the event of termination pursuant to Article V of this Agreement, the Fund shall still be liable to the Administrator for any remaining organization and establishment costs of the Fund.

                              ARTICLE III. EXPENSES

         Section 3.01. Expenses Paid by the Administrator. The Administrator shall pay the administrative costs of the Fund such as postage, telephone charges and computer time, in addition to the expenses to be paid by it pursuant to paragraphs (c), (e) and (f) of Section 2.02 hereof.

         Section 3.02. Expenses Paid by the Fund. All expenses of the Fund not allocated to the Administrator pursuant to Section 3.01 hereof shall be paid by the Fund; including, but not limited to the following:

                  (a) interest and taxes, if any;

                  (b) brokerage commissions;

                  (c) expenses of its Board of Trustees;

                  (d) legal, audit and accounting expenses;


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                  (e) fees and expenses of the Custodian, and the Adviser, as provided in the Custodian Agreement and the Investment Advisory Agreement respectively;

                  (f) the costs of appropriate insurance written by reputable insurers for the Board of Trustees and the Fund and its interests;

                  (g) expenses of preparing reports, notices and meeting material to existing Shareholders of the Fund which is not primarily intended to result in sale of Fund shares, the preparation and printing of any supplement or amendment to any registration statement or prospectus necessary for the continued effective registration of the shares under the Securities Act of 1933, as amended, or any state securities law, and the printing and distribution of the Prospectus to existing Shareholders of the Fund;

                  (h) all other expenses incidental to holding meetings of the Fund's Participants; and

                  (i) such nonrecurring expenses as may arise, including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Directors with respect thereto.

                       ARTICLE IV LIMITATIONS OF LIABILITY

         Section 4.01. Administrator's Liability Limitation. The Administrator shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties


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or from reckless disregard by it of its obligations and duties under this
Agreement, provided, however, that this Section 4.01 shall not limit the Administrator's liability to the Fund with respect to any breaches by it of this Agreement.

         Section 4.02. Fund's Liability Limitation. Reference is hereby made to the Declaration of Trust which contains certain provisions limiting the liability of the Board of Trustees, Shareholders officers, employees or agents of the Fund, and only that portion of the Fund property necessary to satisfy the obligations of the Fund arising hereunder shall be bound or affected by the operation of this Agreement.

                       ARTICLE V. DURATION AND TERMINATION

         Section 5.01 Term of Agreement. Unless sooner terminated as provided herein, this Agreement will continue in effect until June 30, 1999. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Adviser, on 60 days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting


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securities," "interested persons" and "assignment" will have the same meaning as the meaning of such terms in the Investment Company Act of 1940).

                      ARTICLE VI. CONSULTATION AND RELIANCE

         Section 6.01. Consultation with Counsel. The Administrator may consult with reputable and experienced legal counsel (who may be counsel to the Fund) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Administrator in good faith and in accordance with such opinion provided such action meets the standards of
Section 4.01.

         Section 6.02. Reliance on Certificates. The Administrator shall not be liable and subject to Section 4.01 shall be fully protected in relying upon any notice, instrument, direction or other communication that the Administrator reasonably believes (based on the most recent certificate of the Secretary of the Fund that has been received by the Administrator pursuant to paragraph (f) of Section 1.01 hereof) to have been given by an individual who is authorized to act on behalf of the Fund. The Fund agrees that it will supply the Administrator with certificates of the type described in paragraph (f) of Section 1.01 hereof from time to time as necessary to keep the information contained therein current, unless an employee or an affiliate of the Administrator is a trustee or an officer of the Fund in which case such certificates shall not be required by this Agreement.

                           ARTICLE VII. MISCELLANEOUS


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         Section 7.01. Certain Relationships. Nothing in this Agreement shall prevent the Administrator or any officer, director or employee thereof from acting as investment adviser or manager or administrator for any other person, firm, corporation or entity and shall not in any way limit or restrict the Administrator or any of its directors, officers, partners or employees or any of its affiliates' directors, officers, partners or employees from buying, selling or trading any investment instruments for its or their own accounts or the accounts of others (including without limitation other Funds) for whom it or they may be acting; provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations to the Fund under this Agreement. Directors, officers, partners, employees and agents of the Administrator or of affiliated persons of the Administrator may serve as officers, employees or agents of the Fund.

         Section 7.02. Certain Restrictions. Anything in this Agreement to the contrary notwithstanding, the Administrator shall refrain from any action which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Fund or its Shareholders or which would not be permitted by the Fund's Prospectus, Declaration of Trust or By-Laws or by guidelines, procedures or other directions of the Fund's Board of Trustees.

         Section 7.03. Third Parties. When dealing with third parties on behalf of the Fund in connection with the matters to which this Agreement relates, the Administrator shall include such recitals in written documents as may be reasonably requested by the Fund pursuant to the provisions of the Prospectus and Declaration of Trust regarding the limitation of liability


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of the Board of Trustees, Shareholders, officers, employees and agents of the
Fund to third parties.

         Section 7.04. Amendments. This Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.

         Section 7.05. Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         Section 7.06. Severability. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         Section 7.07. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to Section 5.01, their respective successors and permitted assigns.

         Section 7.08. Notices. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, or telegraph, postage prepaid to the appropriate party as follows:

         A.     If to the Fund:


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           William M. Sullivan, Esq.
           Cadre Consulting Services, Inc.
           905 Marconi Avenue
           Ronkonkoma, NY 11779-7255

           with a copy to;
           Michael P. Malloy, Esquire
           Drinker Biddle & Reath LLP
           Philadelphia National Bank Building
           1345 Chestnut Street
           Philadelphia, PA  19107-3496


         B.     If to the Administrator:

           William M. Sullivan, Esq.
           Cadre Consulting Services, Inc.
           905 Marconi Avenue
           Ronkonkoma, NY  11779-7255

or at such other address or to the attention of such other individual as shall be specified by the respective parties hereto by written notice hereunder.

         Section 7.09. Entire Agreement. This Agreement, and the documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

         Section 7.10. Applicable Law. This Agreement shall be deemed to have been executed in the State of Delaware and the substantive laws of the State of Delaware shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

         Section 7.11. Enforcement and Waiver. Each party hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing


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at any time or times. The failure of a party hereto at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties hereto are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         Section 7.12. Authorization. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of such parties, enforceable in accordance with its terms. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his organization.

         Section 7.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         Section 7.14 Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules under the Investment Company Act of 1940, the Administrator hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

         Section 7.15. Effectiveness. This Agreement shall take effect as of the date first above written.


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         IN WITNESS WHEREOF, the parties hereto have caused this Administration
Agreement to be executed by their officers designated below as of the day and year first above written and confirmed the day and year written below.

Investment Services for Education Associations



by:/s/Don I. Tharpe
-------------------


Cadre Financial Services, Inc.



by:/s/William T. Sullivan
-------------------------


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